Exhibit 99.2

Final Transcript

Conference Call Transcript

BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

Event Date/Time: Aug 25, 2009 / 12:00PM  GMT

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Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

 Tim Johnson
 Big Lots, Inc. - VP, Strategic Planning, IR

 Steve Fishman
 Big Lots, Inc. - Chairman, CEO

 Joe Cooper
 Big Lots, Inc. - SVP, CFO

 Chuck Haubiel
 Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

CONFERENCE CALL PARTICIPANTS
 Jeff Stein
 Soleil Securities – Analyst

 David Mann
 Johnson Rice – Analyst

 Dan Wewer
 Raymond James – Analyst

 Mitch Kaiser
 Piper Jaffray – Analyst

 Ivy Jack
 Barclays Capital – Analyst

 Patrick McKeever
 MKM Partners – Analyst

 Laura Champine
 Cowen & Co. – Analyst

 Charles Grom
 JPMorgan – Analyst

 Brandon Ross
 Pali Capital – Analyst

 Mark Mandell
 FTN Capital Partners – Analyst

 Anthony Lebiedzinski
 Sidoti & Company - Analyst

 PRESENTATION

Operator

 Ladies and gentlemen, welcome to Big Lots second quarter 2009 teleconference. Just a reminder this call is being recorded. During this session all lines will be muted until the question and answer portion of the call. (Operator Instructions) At this time I would like to introduce today's first speaker, Vice President of Strategic Planning and Investor Relations, Mr. Tim Johnson. Please go ahead sir.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Thank you everyone for joining us for our second quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman and CEO; Joe Cooper, Senior Vice President and Chief Financial Officer; and Chuck Haubiel, Senior Vice President, Real Estate, Legal and General Counsel.

Before we get started I'd like to remind you any forward-looking statements we make on today's call involve risks and uncertain ares and are subject to Safe Harbor provisions as stated in our press release and SEC filings and that actual results can differ materially from those described in our forward-looking statements. As discussed in this morning's release our results included discontinued operations activity. Since we do not view discontinued operations as relevant to the ongoing operations of the business, the balance of our prepared comments this morning will be based on results from continuing operations. With that I'd like to turn it over to Steve.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Good morning, everyone. We've known for the past several months the first half of 2009 would be a stiff challenge for our merchants and the entire organization. We were up against multiple years of good comp store performance, gross margin expansion, and an economic back drop for the customer that is significantly more challenging than it was a year ago. We had every excuse not to perform but I'm proud to say that the team remained focused on our strategy, executed well, and delivered our 11th consecutive quarter of record earnings per share from continuing operations. Our EPS of $0.35 for the quarter was up 9% to last year and likely will put us in good company with a small group of retailers that were able to generate EPS growth year-over-year.

I do believe that we're executing well on most of the major merchandise categories in our store. During the second quarter, we offered the customer brand names and better quality goods at unmatched prices.

From a merchandise perspective, our inventories remain under control and finished the quarter down 4% per store compared to last year. The deal environment remains good and we have maintained open to buy dollars to source incremental closeouts when and if it makes sense, and because we managed our inventories, our margin dollars were relatively flat year-over-year even though our sales were off a couple of points.

From a sales perspective, Seasonal, Hardlines and Consumables led the way. Our Seasonal business was very solid during Q2 with comps up in the low single digits even though the weather patterns weren't the best in certain regions of the country. I continue to believe that the quality and value relationship of our Seasonal offering is very compelling and the assortments get better and better each season. Hardlines produced a low single digit comp in the quarter as well. Our Electronics business in particular was up significantly to last year. The flow of deals continues to be steady here and we expect that these trends will continue into the second half of this year.

Comps in our Consumables business were flat against a positive low double digit comp last year. Although we can't estimate the impact a year ago from the government stimulus checks, we do believe that this is a category that was most heavily impacted by that activity which posed a pretty high hurdle this year. In my view as I travel to the stores, the assortments and execution continues to improve and the flat Consumable comps for Q2 were about last year's strength and not about this year's execution.

After a pretty decent Q1, which is the biggest quarter of the year for Furniture, this business was more challenged in Q2. Our offerings were substantially the same as Q1 and our promotional cadence was every bit as aggressive as last year but the customer did not appear to be focused on Furniture in Q2.

Our Home results remain below last year. I'm confident our assortments will be better in the second half of the year based on some new programs and new closeout deals that were recently landed, but at this point, it's a wait and see how the customer will respond.

So while I'm not thrilled with the negative comp for Q2, I do think we managed through a difficult situation in terms of merchandising. The rest of the organization also executed very well and our costs were well under control. When you add it all up, our operating profit dollars increased 10% compared to last year. We generated record second quarter earnings in an environment that was not great. We generated significant cash flow, and our balance sheet remains solid. Joe?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Thanks, Steve, and good morning, everyone. Sales for the second quarter were $1.087 billion or a 1.7% decrease compared to $1.105 billion for the second quarter of last year. Comparable store sales declined 2.4%. From a trend standpoint, May and June were the most challenged months and were below the comp for the quarter. Moving into July, sales trends improved as we delivered the best comp month of the quarter, although still negative. While we continue to see very little disparity across the different income demographics of our store base, we've witnessed some differences in regional performance with the West Coast the best performing and Southeastern region continuing to trail the Company average. The key financial metric we watch to evaluate our performance is operating profit and for Q2 both the operating profit rate and dollars were above LY. Our Q2 operating profit rate increased 50 basis points to 4.4% of sales and operating profit dollars increased $4.2 million or 10% despite the lower sales I mentioned earlier.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

Walking down the P&L, our Q2 gross margin rate of 40.0% was 70 basis points above last year's rate of 39.3%. The increase to last year was due to higher IMU, lower freight costs, and a lower shrink accrual rate. These improvements were partially offset by merchandise mix pressure due to out performance of certain lower margin categories, namely Consumables and Hardlines.

Total SG&A dollars were $386.7 million or down 1% compared to last year. The second quarter SG&A rate of 35.6% was 20 basis points above last year with a higher rate the result of the decline in comp store sales. We continue to experience significant leverage from our distribution and transportation initiatives and the store operations team did a nice job managing payroll and leveraged on a negative 2.4% comp. Additionally, lower consumption helped the utilities cost below last year, we experienced favorable depreciation expense to the prior year, and advertising expenses were also lower benefiting from some pricing opportunities in the marketplace. All of these items helped drive additional leverage in the model. Partially offsetting this favorability were higher occupancy costs, higher new store pre-opening expenses based on our growth plans this year and certain expense investments in our store initiatives around elevated standards and our Food Refresh program. Additionally, you'll recall that we experienced expense favorability last year in both Q2 and Q3 due to the amortization of proceeds related to an early lease termination buyout.

Net interest expense was $0.5 million for the quarter compared to $1.1 million last year with the improvement a result of the cash generated by the business over the last 12 months, partially offset by higher amortization expense related to our new bank facility issuance costs.

Our tax rate for the second quarter of fiscal 2009 was 39.3% compared to last year's rate of 38.3% which benefited from favorable state income tax settlement activity.

In total, for the second quarter of fiscal 2009, we reported income from continuing operations of $47.2 million or $0.35 per diluted share compared to income from continuing operations of $42.4 million or $0.32 per diluted share a year ago.

Our result of $0.35 per share was better than our guidance which called for earnings of $0.26 to $0.32 per share. The majority of the favorability to our guidance came from a better than expected gross margin rate and to a lesser extent the expense deleverage of only 20 basis points on a negative 2.4% comp was a little better than we would have expected.

Turning to the balance sheet, inventory ended the second quarter of fiscal 2009 at $668 million compared to $698 million last year. This represents a 4% decrease per store with most major merchandise categories below last year. The majority of the decrease was isolated to planned later deliveries, of fall and holiday seasonal product, a reduction in the weeks of supply of certain never out product and the fact that our furniture inventory levels last year included a higher level of stock as we transitioned out of our Columbus furniture DC to the regional DCs. We remained comfortable with this level of inventory as we began the third quarter.

Cash flow which we define as cash provided by operating activities less cash used in investing activities was $48 million for the second quarter of fiscal 2009 which represents a $40 million increase compared to last year. This is directly attributable to lower inventory levels, better AP leverage, and lower CapEx during Q2 this year. We ended the quarter with no borrowings under our credit facility and $56 million of cash invested money-market securities compared to borrowings under our credit facility of $148 million last year.

For the second quarter, capital expenditures totaled $26 million, down $8.6 million compared to the second quarter of last year. The decrease in CapEx in Q2 is a function of two key factors from last year. First, our IT related spend is lower this year than last year based on timing of SAP costs and also we were finalizing our POS register system rollout in Q2 of last year. You'll also recall that we opportunistically purchased two stores last year. Partially offsetting these decreases was greater new store construction activity in Q2 this year versus last year. Depreciation expense for the quarter was $18.9 million or $1.5 million lower than last year.

During the second quarter we opened 11 new stores and closed six stores leaving us with 1,350 stores in total selling square footage of 29 million at the end of the quarter. Year-to-date, we've now opened 19 stores compared to five stores at this time last year. At this point in time, we expect to open approximately 50 stores this year compared to our original plan of 45.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

Moving on to guidance, based on the results of July and early August, we expect Q3 comp sales in the range of flat to down 2%. This guidance assumes that August will be the most challenging month of the quarter for several reasons. First, last year's stimulus effect continues to have appeared through early August however the impact seems to be winding down. Also, back-to-school shopping by most accounts and NRS surveys is starting slow as customers continue to shop later and later each year. And finally from our calendar and marketing perspective, the shift of the pre-Labor Day shopping traffic out of August and into September will negatively impact sales in the latter part of this last week of August. We have adjusted our Q3 marketing calendar and promotions accordingly.

As we move into September and October, we expect to experience more historical build rates in the business, not the unprecedented deceleration across retail experienced last year. You'll recall that the middle of Q3 last year was when retail sales slowed meaningfully coinciding with the dramatic slowdown in the economy and softening in consumer confidence.

We expect that our Q3 gross margin rate will be flat to slightly higher than last year due to lower freight costs and a lower shrink accrual rate. Flat to slightly higher for Q3 is different than results that we experienced in Q2 for a couple reasons. First, the mix of the business is historically different in Q3 versus Q2. In particular, Consumables is at its peak in Q3 in terms of percent of mix and is lower than Company average margin. In contrast, Seasonal, which was very successful in Q2 and helped drive margin, is at its lowest point of the year in terms of mix. Next, we expect that Consumables and Hardlines will continue to be leading sales categories in Q3 and the disparity could accelerate from what we experienced in Q2. Each of these categories is below the Company average in terms of margin rate. Also, during the first half of the year, there were certain Consumables deals that came at very attractive margins that are not anticipated in Q3. And the last point I'd like to add is that we're making changes to our strategy in Toys and additions to our assortment in Electronics in Q3 that will negatively impact the overall margin rate but should help gross margin dollars and also help to position us for better comp performance as we move into Q4.

From an expense standpoint, we're forecasting expenses as a percent of sales to be flat to slightly lower than last year. Overall, our expense dollars are expected to be slightly below last year as distribution and transportation and store payroll efficiencies are expected to be partially offset by higher occupancy and insurance-related expenses, an increase in pre-opening costs related to more new store openings this year, and as I mentioned earlier, we'll be up against last year's gain on an early lease termination buyout on one of our stores. Based on these assumptions, Q3 EPS from continuing operations is estimated to be in the range of $0.14 to $0.19 per diluted share compared to $0.15 per diluted share last year.

For the fourth quarter we're expecting comps to be flat to slightly positive against a negative 3.2% comp last year. In a moment Steve will touch on some merchandising changes and other reasons we believe Q4 will generate our best comp of the year.

Let me just remind you that from a macro standpoint, our key assumption all along has been that when we get to the second half of the year, the customer will feel similar or marginally better than last year. Additionally, we expect to benefit from one extra shopping day between Thanksgiving and Christmas and the absence of a national election this year could have a positive impact in early November. For Q4, the gross margin rate is forecasted to be slightly up to last year. SG&A as a percent of sales is expected to be similar to last year on a flat to slightly positive comp. Included in this guidance is an anticipated pension settlement charge which could be in the $2 million to $3 million range. Based on the amount of year-to-date benefit payments made to participants in our pension plan through the end of Q2, we anticipate we will incur a non-cash pension settlement charge sometime in the second half of this year. All indications suggest this will occur in Q4 but it is possible this could shift into Q3 if benefit payment requests accelerate. The settlement charge should not impact required cash contributions to the pension plan.

On the strength of Q2 results, we've increased our guidance for the full year and now expect income from continuing operations for fiscal 2009 to be in the range of $1.92 to $2.02 per diluted share compared to our prior guidance of $1.85 to $1.95 per share. This guidance represents a 2% to 7% increase over last year's income from continuing operations of $1.89 per share.

We also now expect CapEx for the year to be in the range of $85 million to $90 million, an increase of approximately $5 million compared to prior guidance of $80 million to $85 million. The increase to guidance is reflective of approximately five additional new stores than originally planned and also the decision to invest in energy management systems or EMS in an additional group of stores to help control our overall utility costs.

As a result of our increased earnings guidance for the year, improved inventory flow and our additional investment in CapEx I just mentioned, we now expect to generate approximately $155 million of cash flow compared to prior guidance of $145 million and last year of $123 million. Steve?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 So that's our view of the financial model for the back half of this year. I'd like to spend a few minutes sharing parts of our strategies that we believe are new and different that should help to positively impact sales trends as we move through Q3 and into the all-important fourth quarter.

From a merchandising perspective, in the Consumables area, we've experienced active deal flow in the last 30 days that will start to deliver to the stores and should impact sales. Additionally in the next few weeks we'll be expanding again the footage allocated to our very successful Pet category.

In Seasonal, we're setting our first ever tailgating section in time for the football season, and in Q4, I'm very excited about our Christmas offerings this year with newness in Lighting, Trees, and Novelty items. Seasonal has been one of our most consistently executed strategies over the last few years so I'm confident we'll stack up well in the marketplace for holiday.

In Home, we're setting new programs in Towels, Sheets, and Rugs in Q3 which will show the higher quality and better value I've been talking about and we have some closeouts featured in upcoming ads and we're excited to see how well they will perform.

In Hardlines, it's about Electronics. As I mentioned, the deal flow remains good here and we have some new programs in DVDs and Gaming Software that we'll be setting in Q3, each of which should drive incremental business to what we've experienced in the first half of this year.

And finally, in Toys, we've made some pretty noticeable shifts to more branded products and the customer has responded. We don't talk much about Toys in Q1 or Q2 because it's such a small part of what we do, but comps in the spring were positive and that spilled over into early August. For those of you who have followed us for a while, you know that Toys is 10% to 15% of our business in November and December and the business has not been good the last two holiday seasons due to all of the negative publicity and toy recall concerns impacting the consumer. If we were able to achieve positive comps in Toys in Q4, it would go a long way in helping to improve the run rate and top line of this business.

But I don't expect that the fourth quarter should only be the merchants' job. From a Stores perspective I'm pleased with the progress I see in our Ready for Business initiative and improvements to date towards a better in-store shopping experience. We're a long way from being done, but we do look a whole lot better than this time a year ago. Our Food Refresh program is on track to being completed by the end of Q3. It's too early to predict what impact this may have on our business, but so far the feedback has been encouraging.

In terms of store layout testing, we've slowed the process and will not do the 50 plus stores this year. Instead, we have a group of maybe 20 or so stores including Columbus to analyze through the holiday season. This change in plans is not about performance. Instead, it's more about giving the team more time to focus on near term initiatives of Ready for Business, Food Refresh and training and recruiting talent to ensure we have the right teams in place to execute these higher standards we're now demanding.

From a marketing perspective, we're excited to announce that we're rolling out a Buzz Club rewards program to all our stores in Q3. This program is designed to encourage customer shopping frequency and will be the Company's first true loyalty card program and will allow us to learn more about our core customer's shopping tendencies. Thinking ahead to the future, this opens up some micromarketing capabilities that we have never had before as a business. This truly is an exciting development and yet another benefit of the new POS register systems that we invested in over the last couple of years.

Also on the marketing front in terms of print and media, our message this year will be more aggressive and all focused on Value and Savings. So hopefully you get a sense that there will be several new and different initiatives in Merchandising, Stores, and Marketing as we move through the third and fourth quarters that will translate to improvement in our top line.

To summarize and then go on to a brief Q&A, up against some very challenging comparison from last year, we generated our 11th consecutive record quarter of EPS from continuing operations, we have some exciting new programs and merchandising initiatives for the second half of 2009 that we believe will help us to improve our top line trends, we have a unique and defensible niche in retail given our closeout sourcing advantages, and we believe that low prices, great value, and saving money will always be in style, our merchandise mix is highly discretionary which should position us well to benefit when consumer confidence recovers, our cost structure begins to generate expense leverage on a flat to slightly negative comp, we're improving our in store standards and the shopability of our stores, we have a very strong balance sheet, generate lots of cash, and invest it wisely.

With that I'll turn it back over to TJ. Thanks, Steve.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 We would like to go ahead and open up the lines for Q&A at this point.

 QUESTION AND ANSWER

Operator

 (Operator Instructions) We'll take our first question from Jeff Stein with Soleil Securities.

 Jeff Stein - Soleil Securities - Analyst

 A question on your Seasonal program for the back half of the year. Trim a Tree, I know that's a big program for you for Q4. The industry had a real tough time in that category last year. I'm wondering how you're planning that from a merchandising standpoint? Are you planning that category down or just from an inventory dollar committment standpoint?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 No, actually, Jeff, it's just slightly up and slightly above where we're planning it and we think we deserve some businesses back from last year. We were off slightly last year as everybody was, not near what the rest of the industry was but we think we still have huge upsides and I talked about it briefly. The tree business has just been really good for us and we think we have an opportunity to grow that. There's a lot of new and exciting things going on in the light business and in fact if you've been in some stores we have a very very early set for back-to-school and some of it revolves around some rope lighting and LED lighting that's new and different that's going to be part of the Christmas strategy that we've had some real early success sales on so we're real excited about that and frankly, from our point of view, the consumer can only go so long without wanting to get back and decorate their home, so we're real encouraged about what we think is the upside opportunity. We certainly have an upside better than what we have planned to from an inventory perspective, so we have not planned that inventory down.

 Jeff Stein - Soleil Securities - Analyst

 Great. And one quick follow-up question for Joe. Joe, wondering how much did inbound freight boost the gross margin in the second quarter and will that mitigate as you start to anniversary lower fuel costs in the back half of the year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 We don't specifically break down how much that contributed to the margin but we are planning, we generally anniversary that at the end of the third quarter. That's when you're talking about fuel costs starting to decline last year. Now we've got some other freight initiatives that have been going on, particularly the rebidding of the outbound freight that those benefits will start being realized by the Company in the back half of this year so I think we're speaking about fuel but we also have some transportation initiatives that we've generated savings from.

 Jeff Stein - Soleil Securities - Analyst

 Now the outbound freight that shows up in SG&A; correct?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes. Inbound freight is in margin. Outbound freight is in SG&A.

 Jeff Stein - Soleil Securities - Analyst

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Got it. Thank you.

Operator

 We'll now move on to David Mann with Johnson Rice.

 David Mann - Johnson Rice - Analyst

 Yes, thank you, good morning and nice job. On the Furniture category, can you just go a little deeper? Was that an overall weakness or a weakness in sort of the general versus other programs and anything you're going to do differently to try and pick that business back up?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Honestly, David, we experienced a slowdown in most of the major classifications although the Upholstery business continues to perform better than the Casegoods business and the Mattress business really slowed in the second quarter. As a student of the Furniture business, I think you'll see that the Mattress business nationwide has been in a depression. We haven't experienced near the drops in our business that the industry has but it slowed and that's been a good business for us. Dining and Chairs continue to do okay and there's some new stuff on the floor in Upholstery that seems to be really working well particularly the Sectional business and we're trying to chase that business as fast as we possibly can, so there will be some aggressive posturing in Furniture in the third quarter I can promise you. I won't say more than that.

 David Mann - Johnson Rice - Analyst

 Okay, and then in terms of advertising, two things there. Number one, should we expect advertising expense to generally be lower in the back half similar to what you've seen in the second quarter? And then secondly, on the last call you talked about a marketing test and I guess some markets where you were going to drop some pre-prints and utilize the Buzz Club to save some money. Can you give us an update on how that may have (inaudible)--?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 That's a little early to talk about and really I'm not going to share that information but we're certainly encouraged. As far as the efficiencies in marketing go, we're benefiting just like everybody else is in the marketplace. Newspaper costs, print costs and paper costs are down and we're trying to take advantage of that and we intend on taking advantage of that for the balance of this year, so although our overall marketing pre-prints won't really be down it will be virtually the same as last year for a number of pre-prints and our television is going to be slightly more aggressive. I mentioned in I think the first quarter conference call that we're shifting some of our spend to media from print. Overall we'll have the same aggressive program, it just will cost us slightly less this year.

Operator

 Thank you. We'll now move on to Dan Wewer at Raymond James.

 Dan Wewer - Raymond James - Analyst

 Thanks. Steve, in the consumer Electronics category a number of the full price retailers of the Gaming Hardware and Software have seen some staggering declines in demand. Can you just walk through when Big Lots will be able to see the benefits of that in terms of deal purchases but also if there's any concern or just overall weakening that might even impact the off price channel?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, I think their weakening has been our advantage to be quite honest with you, Dan. Our DVD business continues to be vibrant. We're adding another price point between now and the end of the third quarter I alluded to in my comments. That part of our business continues to be really significant in high single digit, low double digit comp increases and the Gaming piece of the business is relatively new to us. We tested it in about 25 or 30 stores and we have a program rolling out to the entire chain that actually should be done by I think it's the middle of September but don't hold me to that. If you've been in some of our stores you've seen it and we're very encouraged by the incremental volume that that is going to contribute to our business so their disadvantage is our advantage because there's great value being offered from a lot of the studios and a lot of the gaming manufacturers to try to move inventory out and we've become the beneficiary of that.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Dan Wewer - Raymond James - Analyst

 And then as just a follow-up on a different question, trying to understand the Consumables flat during the quarter compared to some of the more discretionary categories up low single digits you alluded to last year the stimulus checks may have benefited Consumables. I'm curious as to why you think last year Consumables had a bigger benefit from the stimulus checks than some of the other discretionary categories?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, first, we can say Consumables is one of the areas that went to our never out program and that's actually some of the few items that we carry year to year, same like items and we could see the impact year-over-year and also, anecdotally and, Dan, this is just anecdotally, that the stimulus checks were not large dollar amounts of money and so they were, we feel like our customers coming in and picking up some of those discretionary Consumables.

Now, I know that sounds like an oxymoron but when you go through and you see salty snacks and cookies and some of the food products that maybe was a treat for the family again that's all anecdototal but when we look at our never outs we can see the lift last year and the impact this year in that particular category. Some of the other categories in the store we don't have the capability of seeing the year-over-year impact but--.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Dan, this is TJ it was fairly well written last year there was a lot of stocking up going on and again, to Joe's point we did not cash the checks in our stores so it's really difficult to nail down with precision what it meant but what we know is our Consumables comps last year in the first quarter were up high singles, they went up in the second quarter to low doubles and then they settled back down to mid singles in the third quarter so clearly we saw a spike in our business in the second quarter last year and to Joe's point a lot of that was in our day in day out business and never out product.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, it was across the Consumables category but what we're saying is we could see specifically the sku's that we carry year-over-year and those are like comps and that's where we went back and did some of our year-over-year evaluation.

Operator

 Thank you. We'll now move on to Mitch Kaiser out of Piper Jaffray.

 Mitch Kaiser - Piper Jaffray - Analyst

 Thanks guys. Good morning and nice quarter. Maybe you could talk about what you're seeing on the real estate environment. I know that you've taken the store growth up by five new stores and maybe you could categorize the flavor for those stores that you're seeing and maybe what you're seeing on rent rates? Thanks.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Chuck, do you want to take that?

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

 Yes, sure. I think what we've seen on stores probably isn't a whole lot different than what we've seen earlier in the year. As I'm sure you can appreciate. We've always got a pipeline of deals coming down and I think the reason we've increased the additional five stores reflects a couple of things. First of all, being able to find the right size box helped us get the deal done quicker because as you could imagine we're not building demise wall. Some of the locations that we're going in have permitting requirements that are easier to satisfy than other ones is kind of the second thing. And then finally, probably the quality of the box. When we look at a box, if you look at a Linens 'N Things it takes less work to get in that than it could a former supermarket or for that matter even like a Circuit City that has got a different interior on it so that's the overall flavor on how we got up to increasing the count to 50. I don't think there's a big difference out there.

I was at the Florida ICSC show last week and it's interesting because some of the more significant landlords are really starting to form kind of a dichotomy out there. One group of them is concerned about, I've got to get somebody in my box and they're being more flexible on rent requirements but there's also a contingent out there that quite frankly is concerned thinking that the economy is starting to turn and they're concerned about getting locked into long term rent deals where if they can hold out for the next year to 18 months, they think if the economy comes back they may have the opportunity to even get a higher rent so I think those are kind of the main reasons that we seen the action we have.

 Mitch Kaiser - Piper Jaffray - Analyst

 On that, Chuck, are people looking for shorter lease terms then?

 Chuck Haubiel - Big Lots, Inc. - SVP, Real Estate, Legal, General Counsel

 No, they are actually not. The concern is, it really depends on what part of the country it is too. California is a challenged part of the country right now that historically has commanded a pretty significant rent and so I think what they are really concerned about especially in the West Coast and some even in the Southeast is not getting locked in. They've got lending requirements and as they try to refinance their own projects, it's the old adage they want it both ways. They want to have a secure credit worthy tenant in there but they also don't want to get to a point where they're locked in too long and I think what we're seeing and trying to do is build in reasonable rent steps so that everyone gets comfortable that if the economy does turnaround, we could have a spot for our five or seven year period and then at the first option period, looking at what a reasonable step may be. As you'll recall from earlier calls just because we've got the option out there doesn't necessarily mean that we always pay the step increase in the rent, but it gives the landlord a little bit better feeling that should things pick up, they've got a little bit more security on being closer to what they perceive market to be.

 Mitch Kaiser - Piper Jaffray - Analyst

 Okay, and then the last question, Joe, as you think about the balance sheet with $155 million in free cash this year it looks in our model that you're going to have north of $100 million and no debt. How should we think about how you deploy that for next year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 I know we're going to defer that decision until after the end of the year. Right now we're focused on deploying our working capital to build inventory for the holiday season and yes, we will have a significant amount of cash we project to start 2010 and we're certainly talking about that and discussing that internally but we'll share that when we have something after holiday.

Operator

 We'll off on to Ivy Jack out of Barclays Capital.

 Ivy Jack - Barclays Capital - Analyst

 Thanks, great quarter.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Thank you, Ivy.

 Ivy Jack - Barclays Capital - Analyst

 Quick question. Can you talk about the West Coast stores and all of the reasons that you think those stores are probably performing better than some of the rest of the store base and even though it's a little early, are there kind of any takeaways from the performance of the locations that are in the A Plus real estate? How are they doing, the new stores?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I'll try to take both of them on and the guys can jump in if they want to. The A Plus locations are too early to tell and I know that that's not an answer anybody wants to hear. We're certainly encouraged though with what's going on but we really feel like we need to give it some time. The one has been opened in Polaris here since May and continues to make us feel good as far as its performance, but we want to get through the Christmas season at least and then we have three or four other ones, Chuck, if I'm not mistaken that open between now and November to give us a little bit better understanding of what's going on. We clearly are trying to understand what those opportunities are for future growth plans and I think will probably be in a position to talk more about that in the year-end conference call when we talk about what the growth plans look like for next year.

As far as the West Coast goes, we hope that it's a couple of different things. It's been a little stressed for a while for us and my point of view has always been that we just didn't execute as well on the West Coast as we did in some of our other marketplaces. We made some pretty significant changes to how we manage and run the West Coast about a year ago at this particular point and in many cases that's how long it takes to start getting performance back and we've now anniversaried that and we're starting to see that return on investment. I think the Ready For Business out there is moving along nicely and I think Chris is spending a fair amount of time out there with our management team. They are very smart people, they are very committed to wanting to execute at a better level and I think we're benefiting from that better execution on the West Coast. Not that we're not performing well and executing in the rest of our regions but we had some performance execution needs that needed to be resolved on the West Coast for a while and it wasn't a secret. I talked about it on a number of conference calls. We made changes, we have a really good talented group of people in there now and they're performing and responding well and the consumer appreciates it.

 Ivy Jack - Barclays Capital - Analyst

 Can you also just review as you said for the Buzz Club you're expanding it into a loyalty club. What that means in terms of are you issuing cards?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We are, actually between now and in the next 30 days you can either go into our store and sign up even though you're a Buzz Club member and our Buzz Club membership is of course the first ones being offered that opportunity and you'll have a card and be able to go in and every purchase over $20 will be registered and after I believe it's 20 purchases, 10 purchases I'm sorry, 10 purchases of over $20 you'll receive a discount to come in and purchase and we know in the past that although we only run friends and family I think twice a year, those 20% off discounts are pretty significant return on sales for us, so that's a piece of it. We want to encourage our loyal customers to shop us frequently and more consistently and at the same time we'll be able to generate a tremendous amount of micro marketing knowledge that we'll be able to eventually go back to them and start to make offerings to them specifically on how they purchase and what they're looking for.

Operator

 Thank you. Moving on to MKM Partners we'll hear from Patrick McKeever.

 Patrick McKeever - MKM Partners - Analyst

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Thanks, good morning everyone.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Hi, Patrick.

 Patrick McKeever - MKM Partners - Analyst

 Hi. Just a quick one on the non-cash pension related charge. Is that in your guidance for the back half of the year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes. It's in for the fourth quarter. But as I said in my comments there is a chance that could accelerate into the third and we'll speak to that obviously in our third quarter call but right now we anticipate that that charge would be incurred in the fourth quarter.

 Patrick McKeever - MKM Partners - Analyst

 And you said it was $2 million to $3 million?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Right, $2 million to $3 million. It really depends on the extent of lump sum payments, as the lump sum payments go up, then the settlement charge would go up.

 Patrick McKeever - MKM Partners - Analyst

 Okay. And then another quick one. You're not buying back stock this year, I know your focus was on debt reduction but there was that question earlier about the cash generation and so forth and it sounds like you wouldn't consider or you aren't going to talk about a buyback until perhaps early next year. Is that the case?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Well, I'd say never say never. What I said was right now, we do not have a buyback in place approved by the Board and right now our intention is to deploy our capital into inventory for the holiday season and more to come. Obviously, things can change at any given time so at this point we would anticipate discussing that as we look to 2010 but I am not ruling out any use of cash at this time.

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Being in a cash position is a real nice place to be from our perspective at this particular point and it allows us a lot of different options going into 2010 and we'll make the best decision as we have in the past and I think we've demonstrated to our Board of Directors who have supported us along the way and to our shareholders we'll make the best use of that cash.

 Patrick McKeever - MKM Partners - Analyst

 Okay, sounds good and a last quick one too. Toys, you talked about the percent of sales for toys in the November/December period. Roughly what percent of sales was Toys in the first half of the year or even the second quarter?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Low single digits. So it does ramp significantly late October on into early November and December. It's a leading category in the store along with trim and post-holiday obviously it moves back down but it was low single digits in the front half and does have quite a spike in the fourth.

 Patrick McKeever - MKM Partners - Analyst

 Thanks guys.

Operator

 Thank you. We'll move on to Laura Champine with Cowen & Co.

 Laura Champine - Cowen & Co. - Analyst

 Good morning. It looks like with the new stores you announced today we will probably end the year with 15 or 20 net new stores. Is that right and then as we look at 2010 and beyond, do you think that number of new stores accelerates from that level?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 First off, the number of new stores would potentially be 10. We have said all along we were going to open 45 and close 40 and now it looks like we'll open 50. We don't have any revision on the 40 yet and probably won't between now and the end of the year. We also said on a number of occasions it would likely ramp up at a higher rate going into future years but we haven't given that number and we will look forward to giving that number at the end of the year.

 Laura Champine - Cowen & Co. - Analyst

 And then on your comp guidance, it looks like it would imply a deceleration on a two year basis and I heard your comments about a slower start to back-to-school but is there anything else from a macro or merchandising perspective that would cause a deceleration in the back half of the year?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 This is TJ. I'll start on that and everyone else can kind of jump in. I guess we tend to look more at what is the actual run rate of the business from a dollar perspective and a build perspective. What categories are working, not working, what promotions are coming, what do the upcoming ads look like et cetera, et cetera. I know it's pretty common I guess on the street to look at stacked comps whether it's two or three year but please keep in mind there were a lot of different things going on in our business today versus what was going on in the economy the year ago so our forecasts are much more detailed. Much more at the detailed level.

I think as Joe mentioned in the prepared comments, the early part to the third quarter we did expect that stimulus moves on. It was July 11, I think last year when the last checks went out so there was still a fair amount of money out there in the system into the third quarter. Additionally with the Labor Day shifting essentially back a week, a lot of that traffic moves into September and along with that, what I'm hearing is in the Eastern parts of the country a lot of the back-to-school moves back even a week further so compounding the later shopper and the Seasonal area of the store, so we try to take all of those things into account when we set guidance.

Having said that, we do think when we get into September and October that the business should improve. We do not expect the fall off that we had a year ago which was really unprecedented in our business and in most of retail so we're going with the best information we know of right now and as Steve mentioned earlier we'll be ready to chase the business. We'll be in good inventory position if the trends are different than that. So it's really best information we know right now, a lot of moving parts from July to August to September and we're doing our best to try to forecast that and buy accordingly.

Operator

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 From JPMorgan we'll hear from Charles Grom.

 Charles Grom - JPMorgan - Analyst

 Good morning, everybody. Just a follow-up to that question. Just to clarify on the same-store sales, is it safe to say that August trends month to date are in line with the flat to down 2 or a little bit worse than that? I'm just trying to get a sense for how things are this month?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 August trends are in line with what we're guiding to from a perspective of we know that back-to-school has shifted. We know that we've moved our marketing, a lot of marketing out of August into September.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 We know that customers are shopping later and we know that a lot of stores on the East Coast some of that back-to-school hasn't started yet, so we look at all of those factors when trying to set our monthly expectation so we aren't going to break out comps by August, September, October, but we have really the first three plus weeks in, of August and are comfortable with the flat to minus 2.

 Charles Grom - JPMorgan - Analyst

 And then on the Consumables front if you look at some of the grocers and warehouse clubs they are all talking deflation, in fact, the USDA just lowered their forecast about 20 minutes ago for deflation across many categories some of which you guys sell and some of which you don't. Is it possible that the softness in the Consumables business isn't necessarily from a stimulus but more because of deflation and I wondered if you could flush that out a little bit, I don't know if you have any data on unit volume and price direction?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, we looked at it pretty closely. I'm not sure I'll give you exactly what you want Chuck. First off we don't play in as many of those classifications because we aren't truly in the grocery business or the food business. What we have seen deflation in is a two categories in our Consumables business that clearly have affected those individual businesses. One is Beverages, specifically the water business, and prices have really come down there, it's become a very promotional business even more so today than six months ago and the other piece that unfortunately some people probably don't have in the Consumables business, they may have it in the Housewares business but we have it in Consumables is the Plastics business and because of the cost of plastics they've come down as much as 20% and those two businesses we have seen deflation in and clearly puts a lot more stress on having to sell a number of units but other than that the rest of our businesses we really haven't seen it. The Chemicals business, the Paper business although the deals have been terrific in those areas for us and if you go through our stores even right now today you're going to see better name brands than probably you've seen in the last six months or year in that business overall other than a burp in the second quarter has been pretty darn good.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 I just tack on regarding the stimulus, the timing of the lift last year and then also the impact this year are correlated too closely to the stimulus and obviously the deflation has not, was not that, the timing of the deflation doesn't correspond so that's what's driving us to conclude there was some impact from the stimulus. Okay, that's fair and one quick one for TJ. Can you quantify what the distribution outbound transportation number was? I know you'll have it in your Q, but can you just give it to us today?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Q2 distribution and transportation was $37.8 million this year, $44.9 last year, a decrease of $7.1 million principally due to the consolidation out of the furniture building here in Columbus into the regional buildings, lower overall fuel costs, and then pretty much in every building across the chain, we had record UPH or units processed per hour performance in the DCs due to some investments we've made but also due to as Steve mentioned, the inventory flow was very good during the quarter.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Charles Grom - JPMorgan - Analyst

 Quick math, that looks like about a 60 basis point benefit year-over-year and just to clarify TJ, that's all in COGS correct?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Outbound distribution is in SG&A.

 Charles Grom - JPMorgan - Analyst

 Okay so it's a combination of both, a little bit in outbound. How much of the 60 bps was in COGS versus SG&A? Do you have that?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 The numbers that we quantify in the queue are all SG&A and all outbound. We do not segregate gross margin.

 Charles Grom - JPMorgan - Analyst

 Great. Thanks for the color.

Operator

 We'll move on to [Brandon Ross] out of [Polyjet].

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Brandon?

Operator

 Your line is open. Please check your mute button.

 Brandon Ross - Pali Capital - Analyst

 Hi it's Brandon in for Stacey. Sorry. I had it muted for a second. I know you said the deal flow has been good but I'm just curious with tighter inventories across-the-board in retail and in manufacturing, if looking ahead to holiday you're concerned about deal flow at that time?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I'm really not. It's very consistent, always is consistent, the statement of the fact that we sometimes don't know where it's going to come from is true but it just it's good and it continues to flow. I know we both hear the same thing about manufacturing is down and people are really trying to cut back but we just continue to see deal flow. We continue to get calls every single day. We're absolutely not concerned about the fourth quarter. In fact we're really dialed into the fourth quarter and have been dialed into the fourth quarter for a long time. I mean we could lock it down right now. We certainly have open to buy dollars available because we always tend to get telephone calls in October and early November, just seems to happen every year, Brandon, no matter what but we're not waiting on those calls and they are not contingent on our fourth quarter performance.

 Brandon Ross - Pali Capital - Analyst

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 And this case in terms of the deal flow being good, would you say it's at the same level it has been over the past year?

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 It's very consistent.

 Brandon Ross - Pali Capital - Analyst

 Okay. All right, thank you.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 We have time for just a couple more calls and then we need to move on.

Operator

 Certainly we'll move on to Mark Mandell, FTN Equity Capital Partners.

 Mark Mandell - FTN Capital Partners - Analyst

 Thanks, good morning. Good quarter. This year was going to be the year that you're focusing on your stores. I was just wondering if you could give us some additional color as to how many stores you touched, to what extent and what kind of results you're seeing?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, the Ready For Business results were something that we look at internally and we certainly think that probably hopefully all of our stores have been touched in some form or another. I think the reality is and we've talked about this, it's one of the reasons why we've made a decision to slow down some of those retrofits in some of the other stores, we wanted all of the stores and district managers to be able to concentrate to get to what we consider to be the minimum level standard of being Ready For Business. The reality is probably two-thirds of the stores will be by the time we get to Christmas at a standard level that we would like them to be. Is that acceptable? Probably Chris would tell you no, but it is substantially better than where we were at a year ago at this particular point and the balance of the change should follow right after the end of Christmas into the first quarter of next year, then at that particular point we'll focus on the next level of standards that we think the stores need to step up to. So honestly I've been in all parts of the country myself personally in the last 30 to 45 days and in a couple parts of the country that you guys tend to get into a couple of times within a couple of weeks and particularly on the East Coast, those stores look better and are performing better than I have seen them in the four years that I've been here and I would hope particularly the East Coast analysts would say the same thing because I've been in Carle Place and Copiague, and a couple of the other stores in and around New Jersey not far from New York and those stores look better than they've ever looked before. Those are the ones you guys get to. We've been in the West Coast and they are doing better and looking better. Their performance is indicative of it. The guys out of the Southwest have been performing consistently year-over-year over year-over-year and we're getting better in the Midwest too. I was in Chicago just last week and although we all agree there's a ways to go there they absolutely look better than they've ever looked before.

 Mark Mandell - FTN Capital Partners - Analyst

 So I guess we'll have to wait until towards the end of the year when you give us more detail on your capital spending plans for next year?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Absolutely but you guys should be, and I know you will be, you'll be the judge of it too because you get into our stores pretty consistently too and as you travel the country you'll stop into the stores and you tell me what you think, but we've gotten more positive feedback from people who we do business with and people who we don't do business with across the country than we ever have before. But we have a long ways to go. We're not satisfied, I don't want that misinterpreted, but we do look better and we're executing better.

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Mark Mandell - FTN Capital Partners - Analyst

 Just a couple of numbers questions. Do you have the number for the Buzz Club members now and what you're anticipating?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 It's about 4.8 million Buzz Club members today which we're really proud of. We hope to get it to of course a little over 5 million as we get into the holiday season. What's exciting now is the retention level of some of those because clearly there's always some that sign up and then don't stay with it and then the new ones but the run rate of signing up new members which has what will be even more been a real focus here is pretty exciting but we would love to get that number higher and higher and higher and what will be even more interesting is to see who signs up for the Rewards Card program and we'll find that out between now and the holiday season.

 Mark Mandell - FTN Capital Partners - Analyst

 How about spending per member? Can you give us those figures?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 No.

 Mark Mandell - FTN Capital Partners - Analyst

 And then finally, and you probably gave this number already but on the comp performance traffic versus ticket, the break down?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 We don't do that.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 We don't provide that, Mark.

 Mark Mandell - FTN Capital Partners - Analyst

 Okay, very good. Thanks a lot.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Thanks.

Operator

 Thank you. In the interest of time we'll take our last question from Anthony Lebiedzinski out of Sidoti & Company.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Good morning. Thanks for taking my questions, just a couple of quick ones. As far as your expectations for inventory reductions for the holiday season, can you just comment on that a little bit and also impact on your markdowns because of better inventory flow?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 I don't think we break that out do we? We just talk about our margin.

 Joe Cooper - Big Lots, Inc. - SVP, CFO

 Yes, the color we provided is we don't break down the markdown component from a forecast basis and from an inventory standpoint was your question where do we expect it to be or--?

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Yes, well, where do you expect to finish the year as far as inventories?

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

 Anthony we don't give forward inventory guidance but we do give inventory turn guidance which calls for essentially a flat turn year-over-year, so if you look at flat turn year-over-year and you've got a comp that's in the range of 0 to minus 1 which is our guidance, you can derive from that we're expecting inventories throughout the year to be relatively flat to slightly down.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Okay. And also I think Steve you mentioned that you're expanding the Pet category so what segments would you consider shrinking as you expand the Pet category?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Actually, the Plastics category is shrinking. We have a real dramatic square footage run in the Plastics business and it's a very good business for us, we like it a lot, but there are margin challenges in that business and competitive issues in that business so to take some small square footage away from it and put it into the Pet category that has been just a terrific performing double digit comp increase year-over-year over year business even though it's a smaller business as a percent to total. The margins are more significant there so it will be Plastics that will be expanded into.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Okay, and that will have a positive impact on your margins right?

 Steve Fishman - Big Lots, Inc. - Chairman, CEO

 Well, we hope so.

 Anthony Lebiedzinski - Sidoti & Company - Analyst

 Sounds good. Thank you.

 Tim Johnson - Big Lots, Inc. - VP, Strategic Planning, IR

Final Transcript
Aug 25, 2009 / 12:00PM GMT, BIG - Q2 2009 Big Lots, Inc. Earnings Conference Call

 Thanks, Anthony, and thank you and everybody for joining us for the call today. We look forward to talking to you at the end of the third quarter.

Operator

 Thank you. Ladies and gentlemen, a replay of this call will be available to you within one hour. You can access the replay by dialing 888-203-1112 or 719-457-0820 and entering the passcode 6246063. Ladies and gentlemen, that does conclude today's conference call. We thank you for your participation.

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